BRITISH COLUMBIA

Number: BC0827202

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that GEORGETOWN CAPITAL CORP. changed its name to AURYN RESOURCES INC. on October 15, 2013 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On October 15, 2013

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada